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                                                                    Exhibit 23.2








CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-129368 of Commercial Vehicle Group, Inc. of our report dated April 18, 2005, related to the consolidated financial statements of Mayflower Vehicle Systems Truck Group (a division of Mayflower US Holdings, Inc.) as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
November 30, 2005